Exhibit 10.15
SUMMARY OF DIRECTOR COMPENSATION
The following summarizes the compensation payable to each non-employee director of Cardiogenesis Corporation (the “Company”) as of January 1, 2007:
Each non-employee director will receive an annual retainer of $12,000 (payable quarterly) and a per meeting fee of $2,500 for each regularly scheduled quarterly meeting of the Board of Directors attended in person by such director as well as reimbursement for travel expenses associated with attendance at any such meeting.
In addition, the chairmen of the Company’s Audit Committee, Compensation Committee, and Corporate Governance Committee will receive an additional annual retainer of $5,000, $2,500 and $2,000 per year (payable quarterly). Members of the Audit Committee other than the chairman will receive an additional annual retainer of $2,500 (payable quarterly).
Pursuant to the terms of the Company’s 1996 Director Stock Option Plan, as currently in effect, each non-employee director of the Company receives an option to purchase 22,500 shares of Common Stock upon his election to the Board of Directors and subsequent option grants of 7,500 shares upon his re-election each year (provided that such re-election is at least six months after the date of initial election to the Board of Directors). The exercise price is 100% of the closing price of the Company’s common stock on the date prior to the grant date. Initial option grants vest as to one-third of the shares on each yearly anniversary of the grant date until fully vested. Subsequent option grants vest in full on the first anniversary of the date of grant. If the non-employee director ceases to serve as a director for any reason, vesting shall cease as of the date of such termination and shall be exercisable for 60 days following termination except in the case of death or disability in which case the option shall be exercisable for a period of 12 months following termination as a director.
Directors who are employees of the Company would not receive any additional compensation for their service on the Board.